Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our reports dated March 3, 2006, accompanying the consolidated financial statements and management’s assessment of the effectiveness of internal control over financial reporting of Harleysville National Corporation and subsidiaries included in the 2005 Annual Report of the Company to its shareholders included in the Annual Report on Form 10-K as of and for the year ended December 31, 2005 which are incorporated by reference in this Registration Statement. We consent to the incorporation by reference in the Registration Statement of the aforementioned reports.

/s/ Grant Thornton LLP
Philadelphia, Pennsylvania
December 20, 2006